EXHIBIT 99.1

PRESS RELEASE

For more information contact:         FOR IMMEDIATE RELEASE
Gerald Shencavitz
EVP and Chief Financial Officer
(207) 288-3314

EARNINGS PER SHARE UP 21.5% AT BAR HARBOR BANKSHARES

BAR HARBOR, Maine (October 30, 2008) – Bar Harbor Bankshares (the "Company") (NYSE Alternext US: BHB) the parent company of Bar Harbor Bank & Trust (the "Bank"), today announced net income of $6.3 million for the nine months ended September 30, 2008, or fully diluted earnings per share of $2.09, compared with $5.4 million or fully diluted earnings per share of $1.72 for the same period in 2007, representing increases of $949 thousand and $0.37, or 17.7% and 21.5%, respectively. The annualized return on average shareholders’ equity ("ROE") amounted to 12.78%, compared with 11.52% for the same period in 2007.

The increased level of earnings was attributed to a variety of factors including: a $3.2 million or 18.8% increase in net interest income; a $1.3 million increase in net securities gains (losses); a $313 thousand gain representing the proceeds from shares redeemed in connection with the Visa Inc. initial public offering; and a $170 thousand or 9.7% increase in trust and financial services fees. Partially offsetting the foregoing revenue increases was a $1.4 million increase in the provision for loan losses and a $2.2 million increase in non-interest expenses, which largely reflected an increase in salaries and employee benefit expenses and the recording of a non-recurring $832 thousand expense reduction in the first quarter of 2007 related to the Company’s settlement of its limited postretirement benefit program.

The Company also announced net income of $2.3 million for the quarter ended September 30, 2008, or fully diluted earnings per share of $0.78, compared with $2.1 million or fully diluted earnings per share of $0.69 for the same quarter in 2007, representing increases of $186 thousand and $0.09, or 8.7% and 13.0%, respectively. The annualized return on average shareholders’ equity amounted to 14.46%, compared with 13.68% for the same quarter in 2007.

The increase in third quarter 2008 earnings compared with the third quarter of 2007 was principally attributed to a $1.2 million or 20.6% increase in net interest income, partially offset by a $646 thousand increase in the provision for loan losses and a $142 thousand decline in securities gains.

In making the announcement, President and Chief Executive Officer, Joseph M. Murphy commented, "As we enter the last quarter of 2008, we are pleased with the Company’s earnings fundamentals and strong financial condition, especially in light of a weakening economy and the well publicized problems being suffered by a large segment of the banking and financial services industry. During the third quarter, we continued to enjoy an expanding net interest margin and a significant increase in net interest income, reflecting an interest rate environment favorable to the Bank’s balance sheet combined with solid earning asset growth. While our year-to-date loan portfolio growth was up a healthy $44 million or 8%, the better story is that this growth was entirely funded with retail deposit growth, something we quite frankly did not expect, but are very pleased to report."

Mr. Murphy continued his remarks by saying, "Among the many issues being experienced by the banking industry as a whole, is a serious deterioration in asset quality involving loans and securities. We are pleased to report that, as of quarter-end, our non-performing loans remained at relatively low levels, representing 0.53% of total loans compared with 0.36% at year-end 2007. Our securities portfolio is comprised of investment grade securities and does not contain any pools of sub-prime mortgage backed securities, collateralized debt obligations, or commercial mortgage-backed securities. Additionally, we do not have any equity securities or corporate debt exposure in our securities portfolio, nor do we own any perpetual preferred stock in FHLMC or FNMA, or any interests in pooled trust preferred securities, auction rate securities, or credit default swaps."

In concluding, Mr. Murphy added, "Economic conditions nationally and locally have deteriorated and are expected to deteriorate further as this economic cycle and the historic trauma in the financial markets continues to unfold. Given our strong balance sheet, liquidity position, earnings fundamentals and capitalization, we believe our Company is reasonably well positioned to manage through the many uncertainties that likely lie ahead for the banking industry."

Financial Condition

Assets: Total assets ended the third quarter at $942 million, representing an increase of $53 million, or 5.9%, compared with December 31, 2007. This increase was principally attributed to the growth of the Bank’s loan portfolio.

Loans: Total loans ended the third quarter at $624 million, representing an increase of $44 million, or 7.7%, compared with December 31, 2007. Business lending activity led the overall growth of the loan portfolio, as residential mortgage loan originations slowed.

Credit Quality: The Bank’s non-performing loans ended the third quarter at relatively low levels, representing $3.3 million or 0.53% of total loans, compared with $2.1 million, or 0.36% at December 31, 2007. For the nine months ended September 30, 2008, net loan charge-offs amounted to $1.2 million, compared with $101 thousand during the same period in 2007. For the three and nine months ended September 30, 2008, the Bank recorded provisions for loan losses of $860 thousand and $1.7 million, representing increases of $646 thousand and $1.4 million compared with the same periods in 2007, respectively. The increases in the provision were largely attributed to the increase in net loan charge-offs, growth in the loan portfolio, generally declining real estate values in the markets served by the Bank, and other qualitative and environmental considerations.

Securities: Total securities ended the third quarter at $270 million, representing an increase of $5 million, or 1.9%, compared with December 31, 2007. The Company’s strong earnings and solid loan growth lessened the need for further securities leverage.

Deposits: Total deposits ended the third quarter at $578 million, representing an increase of $39 million or 7.2% compared with December 31, 2007. Deposit growth was led by meaningful increases in retail time deposits and NOW accounts, offset in part by a $26 million or 24.7% decline in brokered time deposits.

Borrowings: Total borrowings ended the third quarter at $296 million, representing an increase of $17 million, or 6.0%, compared with December 31, 2007. The increase in borrowings was principally used to reduce the Bank’s dependence on higher cost and more volatile brokered deposits.

Capital: Consistent with its long-term strategy of operating a sound and profitable organization, the Bank continued to exceed regulatory requirements for "well-capitalized" institutions. Company management considers this to be vital in promoting depositor and investor confidence and providing a solid foundation for future growth. At September 30, 2008, the Bank’s Tier I Leverage, Tier I Risk-based, and Total Risk-based Capital ratios were 7.05%, 10.55% and 11.78%, respectively. Under the capital adequacy guidelines administered by the Bank’s principal regulators, "well-capitalized" institutions are those with Tier I leverage, Tier I Risk-based, and Total Risk-based ratios of at least 5%, 6% and 10%, respectively.

Cash Dividends: The Company paid cash dividends of 26.0 cents per share of common stock in the third quarter of 2008, up 1.0 cents or 4.0% from the prior quarter and representing an increase of 2.0 cents, or 8.3%, compared with the same quarter in 2007. The Company’s Board of Directors recently declared a fourth quarter dividend of 26.0 cents per share, unchanged from the prior quarter, but representing an increase of 1.5 cents, or 6.1%, compared with the dividend declared for the same quarter in 2007.

Results of Operations

Net Interest Income: For the three months ended September 30, 2008, net interest income on a fully tax-equivalent basis amounted to $7.3 million, up $606 thousand or 9.0% on a linked quarter basis and representing an increase of $1.3 million or 21.2% compared with the same quarter in 2007. For the nine months ended September 30, 2008, net interest income on a fully tax equivalent basis amounted $20.6 million, representing an increase of $3.3 million, or 19.3%, compared with the same period in 2007.

The increases in net interest income were principally attributed to an improved net interest margin and average earning asset growth. The decline in short-term interest rates over the past thirteen months favorably impacted the Bank’s net interest margin, as the cost of interest bearing liabilities declined faster and to a greater degree than the decline in earning asset yields. For the three months ended September 30, 2008, the fully tax equivalent net interest margin amounted to 3.22%, up 15 basis points on a linked quarter basis and representing an improvement of 29 basis points compared with the third quarter of 2007.

In October 2008, the Board of Governors of the Federal Reserve System reduced short-term interest rates by an additional 100 basis points. Should interest rates continue at current levels, Company management anticipates the Bank’s improving net interest margin trend will continue into the fourth quarter of 2008.

Non-interest Income: For the quarter ended September 30, 2008, total non-interest income amounted to $2.2 million, representing a decline of $39 thousand, or 1.7%, compared with the same quarter in 2007. The decline in non-interest income was principally attributed to a $142 thousand decline in securities gains, largely offset by a $75 thousand or 13.3% increase in trust and other financial services fees. All other categories of non-interest income posted increases compared with the third quarter of 2007.

For the nine months ended September 30, 2008, total non-interest income amounted to $6.2 million, representing an increase of $1.9 million, or 44.3%, compared with the same period in 2007. During the first nine months of 2007 the Bank restructured a portion of its securities portfolio, recording net securities losses of $671 thousand, whereas during the same period in 2008 the Bank recorded securities gains of $604 thousand. Also included in non-interest income was a $313 thousand gain recorded in the first quarter of 2008 representing the proceeds from shares redeemed in connection with the Visa, Inc. initial public offering.

For the nine months ended September 30, 2008, trust and other financial services fees and credit and debit card fees were up $170 thousand and $137 thousand, or 9.7% and 8.7%, respectively, compared with the same period last year.

Non-interest Expense: For the quarter ended September 30, 2008, total non-interest expense amounted to $5.1 million representing an increase of $316 thousand or 6.6%, compared with the same quarter in 2007. The increase in non-interest expense was principally attributed to a $206 thousand, or 8.6%, increase in salaries and employee benefits, due to a variety of factors enumerated below. Also, in connection with the previously reported Visa Reorganization, in the third quarter of 2008 the Bank increased its Visa indemnification and covered litigation liability by $68 thousand, based upon the terms of Visa’s recent settlement in principle with Discover Financial Services. The Bank anticipates recovery of this amount in the fourth quarter of 2008 using Loss Shares that will be issued by VISA.

For the nine months ended September 30, 2008, total non-interest expense amounted to $15.3 million, representing an increase of $2.2 million, or 16.6%, compared with the same period in 2007. The increase in non-interest expense was largely attributed to the settlement of the Company’s limited postretirement program in the first quarter of 2007, which reduced that reporting period’s non-interest expense by $832 thousand. The increase in non-interest expense was also attributed to higher levels of salaries and employee benefits, which were up $1.0 million or 15.2% compared with the first nine months of 2007. The increase in salaries and employee benefits was attributed to a variety of factors including: strategic additions to staff; normal increases in base salaries; higher levels of accrued incentive compensation; certain employee severance payments; and a non-recurring employee health insurance expense credit attained in the second quarter of 2007 based on favorable claims experience.

Bar Harbor Bankshares is the parent company of its wholly owned subsidiary, Bar Harbor Bank & Trust. Bar Harbor Bank & Trust, founded in 1887, provides full service community banking with twelve branch office locations serving down east and mid coast Maine.

**************

This earnings release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Bar Harbor Bankshares (the "Company") for which the Company claims the protection of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the use of words like "strategy," "anticipates" "expects," "plans," "believes," "will," "estimates," "intends," "projects," "goals," "targets," and other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts. Forward-looking statements include, but are not limited to, those made in connection with estimates with respect to the future results of operation, financial condition, and the business of the Company which are subject to change based on the impact of various factors that could cause actual results to differ materially from those projected or suggested due to certain risks and uncertainties. These risks and uncertainties include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, internal controls, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company’s operations. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

Bar Harbor Bankshares
Selected Financial Information
(dollars in thousands except per share data)
(unaudited)

	Period End		3rd Quarter Average
Balance Sheet Data	9/30/2008	12/31/2007	2008	2007

Total assets	$942,004	$ 889,472	$937,749	$853,969
Total securities	269,609	264,617	276,515	246,222
Total loans	624,205	579,711	616,413	559,499
Allowance for loan losses	5,220	4,743	5,411	4,547
Total deposits	578,163	539,116	580,766	524,790
Borrowings	295,572	278,853	287,681	246,367
Shareholders' equity	62,671	65,974	64,190	62,245

	Three Months Ended		Nine Months Ended
Results Of Operations	9/30/2008	9/30/2007	9/30/2008	9/30/2007

Interest and dividend income	$ 13,515	$ 13,366	$ 40,110	$ 38,332
Interest expense	6,387	7,453	20,158	21,541
Net interest income	7,128	5,913	19,952	16,791
Provision for loan losses	860	214	1,669	247
Net interest income after
provision for loan losses	6,268	5,699	18,283	16,544

Non-interest income	2,224	2,263	6,205	4,299
Non-interest expense	5,112	4,796	15,334	13,146
Income before income taxes	3,380	3,166	9,154	7,697
Income taxes	1,047	1,019	2,840	2,332

Net income	$ 2,333	$ 2,147	$ 6,314	$ 5,365

Earnings per share:
Basic	$ 0.80	$ 0.71	$ 2.13	$ 1.76
Diluted	$ 0.78	$ 0.69	$ 2.09	$ 1.72

Cash dividends per share	$ 0.260	$ 0.240	$ 0.760	$ 0.710

Return on Average Equity	14.46%	13.68%	12.78%	11.52%
Return on Average Assets	0.99%	1.00%	0.92%	0.86%

# # # #